Exhibit 99.1

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

CRYSTAL RIVER CAPITAL
Moderator: Clifford Lai
March 7, 2008
8:00 a.m. CT

Operator:
Good day everyone and welcome to the Crystal River Capital fourth quarter and full-year 2007 earnings conference call. My name is Melissa, and I’ll be the coordinator for today’s presentation.

Before we begin, I would like to point out that some of the statements made on this conference call may be forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934 and section 27A of the Securities Act of 1933 that involves risks, uncertainties and assumptions with respect to Crystal River, including some statements concerning the transactions described on this conference call, future results, projected sector returns, plans, goals, credit market conditions, and other events that have not occurred yet.

For a description of the factors that may cause Crystal River’s actual results to differ from those expressed in these forward-looking statements, please refer to Crystal River’s SEC reports, including the risk factors listed in Item 1A of Part Two and the items attached as exhibit 99.1 to Crystal River’s third quarter 2007 Form 10-Q and the risk factors that will be included in Item 1A of Part One of Crystal River’s 2007 10-K, which is expected to be filed with the SEC no later than March 17th and will be available on Crystal River’s web site.

As a reminder, today’s call is being recorded.

And with that, I would like to turn the call over to Cliff Lai, Crystal River’s President and CEO. Please go ahead, sir.

Clifford Lai:
Yes, thank you. Thank you, everyone, for joining the call this morning. With me, I also have Craig Laurie, who is the chief financial officer, and Jon Tyras, the general counsel.

I’m going to begin with a discussion of some comments about the company, some of the dynamics that we face in operating the company in this environment, before turning it over to Craig to review the financials.

I’d also like to point out for those of you out there to refer to our web site where we have posted a shareholder letter that outlines many of the topics that we will be discussing here today.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Let me start by saying that we are not immune from the problems that are plaguing the credit markets. The market value of our assets declined. You’ll see last year we posted over a $300 million dollar non-cash impairment charge over the year.

The declines in the market values also required us to deleverage portions of the balance sheet to free up liquidity sources, and while deleveraging can place downward pressure on operating earnings, it is hoped that some of the other strategic moves that I’ll be talking about in a minute will help to minimize that impact, especially in light of the lower financing costs that we’re facing in the market.

First off, our operating earnings continue to be strong. The assets that we have purchased and subsequently financed in the markets are earning attractive yields. That’s everything from our Agency mortgage backeds to our non-Agency mortgage backeds to our CMBS and to our buildings.

One of the areas of the balance sheet that is helping our operating earnings currently is our Agency MBS portfolio.

Now, we’ve historically hedged the funding costs of our Agency MBS with about 50 to 75 percent with interest rate swaps where we pay fixed and receive variable. But beginning in the third quarter and continuing into this year, as we anticipate that LIBOR will continue to decline, we’ve decreased that percentage of our interest rate swap hedges down to about 20 percent of our Agency MBS portfolio, either through sales or maturities of those swaps.

Our balances got reduced close to $900 million in the third and fourth quarters of 2007, and a further reduction of another $120 million this year in 2008 so far. This allows us to benefit from declining funding costs on our Agency MBS such that for every 50 basis point decline in funding costs, we get a benefit of about $4 million in increased operating earnings.

Now, the increase in net investment income that we get from our Agency MBS portion helps to offset any potential negative earnings pressure that we may get from anything such as like deleveraging the balance sheet, maturities of some of the higher yielding investments that we made in 2005, which are primarily the RMBS portions of the portfolio, and I’ll talk about that in a minute, and also any unexpected credit losses that are associated with our investments.

Now, it’s probably top of mind right now, let me make a few comments about what’s going on in the Agency MBS market.

Obviously there’s some pressure in unwinding some of the leveraged positions out there in the markets. We believe that will be a temporary dislocation in this market with, I believe, some urgency by the government to correct that, recall the government and the Fed are doing all they can to fix the mortgage problems that are out there, that’s including allowing agencies like Fannie Mae, Freddie Mac, and the FHA to not only expand funding but also raising mortgage limits.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Now, for them and for the whole economy, low mortgage rates are a key to the solution, and to have Agency MBS mortgage rates increase at a time like this, it’s something that’s working counterproductive to all of the efforts that are going on in the government. So we do expect, if this were to continue for some prolonged period of time, we do expect some reaction from the Fed or the government to alleviate some of the pressure in the Agency MBS market, in particular maybe offering some discount rate window – discount window specials on the financing of those, and/or having the agencies themselves step up to increase purchases of some of this paper.

Let me also tell you a little bit about the liquidity position of the company, which is also obviously top of mind in a number of the market participants area.

We continue to meet margin calls and other liquidity requirements that are placed on the company. We had reverse repo balances on our non-Agency MBS positions, which also includes our CMBS, of $90 million as of the end of the third quarter, and that was reduced to about $47 million by year end, and it’s further been reduced today to less than $35 million, so we continue to manage that and meet those requirements.

We also had cash on hand at the end of the year of $27 million. That was down from $40 million as of the end of third quarter. We still had capacity on the $100 million Brookfield line, which ended the year with a balance of [$]67 million. The market value of our unencumbered assets as of the end of the year was $90 million, and we still had liquid securities on the portfolio to the extent that if we had to could be sold in the market.

So we’re comfortable with our liquidity position. We’ll continue to make the strategic moves with the portfolio, should they be required to balance any liquidity needs of the company. I think we’re very fortunate in the fact that we do have marketable securities at our disposal, unpledged collateral, unused bank lines, and also some cash, so those are all four tools that we have at our disposal here.

Let me talk about and provide some additional color on the realized losses that we took on our CMBX positions in the fourth quarter. As you recall, early in 2007 we closed out our second CDO financing, which financed a good portion of our CMBS holdings on the books that we accumulated in 2005 and 2006.

We anticipated a third CDO for a lot of the remaining CMBS positions, hopefully in the summer of 2007. We accumulated close to [$]200 million of par value securities by the end of the second quarter, and then we purchased an additional $100 million of exposure through the CMBX Index by selling protection on primarily investment grade CMBS to fill out the rest of the exposure in hopes of accelerating that CDO forward.

Unfortunately, the credit crisis began to unfold in the third quarter, you know, the CDO market completely shut down, and we took the decision to liquidate that position in the fourth quarter.

Let’s talk a little bit about the fundamentals of the non-Agency residential market here. They’ve clearly changed since summer of 2007. There’s not a lot of financing options available for

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

borrowers in stress, and the prices on most of the non-Agency market has declined. Most of that decline occurred in the fourth quarter and to a lesser extent recently.

On the positive side in our mind are the government initiatives and the lowering of interest rates by the Federal Reserve – I’m sure a lot of you saw the unemployment number that was today. We do anticipate that the Fed will continue to lower interest rates here.

And that’s all kind of designed to help reduce the borrowing cost for the individuals, but not only them, but also corporations, and hopefully result in more stable earnings for financial institutions generally. While the pricing of the RMBS market assumes, I think, significant credit losses, we do believe that some of these government measures will help to contain losses and enable the banks and other financial institutions to recover from the aftermath of this credit crisis.

At the beginning of 2006, we dramatically curtailed our investment activity in the non-Agency residential sector, and we adhered to the strategy throughout 2007. Nonetheless, we were still affected by the market and the market values of the non-Agency RMBS sector, and it resulted in about $129 million dollars of non-cash impairments over the year.

Now, some of these impairments are expected to result in realized losses as the fundamentals underlying our investments have deteriorated from our original assumptions, but it’s really, in our minds, too early to estimate those future losses. We anticipate that these losses will be less than what the current market valuations reflect, and we believe again that the lower interest rates and the ongoing loan modification programs out there in the market will translate into lower losses than are currently being expected by the market.

At year end, our delinquencies on our prime RMBS holdings were 2.9%, and our delinquencies in our sub prime portfolio was 22.7%. Now, realized losses in our primes, we have not realized any losses in our prime holdings as of yet, and we’ve only realized 1.6% of losses on our sub prime holdings. So again, the longer that the government programs are allowed to kick in, we believe will help to mute some of these losses on these holdings.

A different scenario is emerging for CMBS. Obviously higher financing costs and lower prices for commercial real estate assets have significantly curtailed the trading activity in the CMBS market, and again, despite what we see as a sound fundamental picture for commercial real estate assets, CMBS prices are nonetheless lower by 70 percent, in some cases, for portions of the investment grade sector of the market.

Based on our analysis of where CMBS are priced today, commercial real estate prices would have to decline in excess of 20 percent, and CMBS delinquencies, which are currently about 35 basis points, would have to increase to 2% annually, and both of these factors, the decline in real estate prices in excess of 20 and CMBS delinquencies in excess of 2%, both of these would have to remain in place at these levels for approximately nine or ten years to justify the valuations that we see that are currently in the market.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

We haven’t seen that at all. Delinquencies in the CMBS market reached 2% for about a few months in 2002, and that was also as far as looking historically at when and if those numbers are possible.

Unlike the residential sub prime market where a large portion of the mortgages have interest rates that reset over the next 12 to 18 months, the fortunate thing is in the CMBS market as a whole is that it’s predominantly funded on a ten-year fixed rate basis. So while loans that are maturing or need to be refinanced in the current environment we expect to face challenges, loans with longer-term financings may not necessarily be affected by this difficult environment, and fortunately we have strategically focused all of our CMBS holdings to be towards those fixed rate mortgages and mortgages that mature in periods of seven to ten years out.

Thus far, the performance of our CMBS portfolio is pretty much in line with the overall CMBS market. We’ve got delinquencies of 28 basis points versus the market delinquency rate of 35 basis points. And while the current CMBS valuations, we believe, are well below their fundamental value, nonetheless we did realize $175 million last year in non-cash impairments on the portfolio that reflects the market values.

And again, barring the scenario I mentioned before of values and delinquencies, we expect the majority of these non-cash impairments to be recovered over the holding period of the assets.

Let me talk briefly about the stock repurchase program that we announced last year. We announced the program of repurchasing up to 2,000,000 shares in the third quarter, and while it was our intention to capitalize on the stock that we felt was trading well below our enterprise value, you know, we had to balance the repurchase with increased demands on the liquidity from our short-term collateralized borrowings, and to date we’ve only done about 300,000 shares, and while we would agree that the stock repurchase programs continue to be attractive, I think we also believe that it’s important for us to preserve cash today in light of the volatile financing markets.

A couple of words about the future here. I think longer term, the outlook for the global markets continues to be positive and that the fundamentals that have provided the growth for our economy and the global economies over time continue to be in place. However, we do recognize that there are challenges that need to be addressed to combat the current credit crisis, and we believe there are two prerequisites that are needed to get our economy back on track here.

First, we need economic activity to strengthen, and I think we are in the beginnings of a recession that the government and the Fed are only beginning to realize. I think fortunately the economy is on the top – is one of the top priorities for the government and that the measures by the government and the Fed will eventually pay off over time, and we do expect the economy to stabilize sometime in the second half of 2008. I said stabilize – that does not necessarily mean that it will recover quickly, but at least form a foundation for future growth.

I think the second factor, and this is key, is that financial institutions generally need to recapitalize their balance sheets, and this starts with banks, investment banks, and people like that, to allow increased capital on their balance sheet and risk-based capital to encourage them

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

back into the business of lending. I think the write downs that have eroded the risk-based capital in this sector have really curtailed asset-based lending across the board. I mean, even the most basic financing activities are having difficulties in this market that are impacting not only the residential and the commercial real estate markets, but also the financing of school districts, municipalities, corporations, and all that needs to begin to be mended by beginning with giving financial institutions the capital needed to start to increase their lending capacities. Now the problems in the credit markets have begun to impact all parts of the economy, and this will take time to correct.

We do believe that our book value can be recovered in a number of ways, two ways in particular. We do think that at some point in time when the market forces begin to normalize, we expect improvements in the price of our assets to occur and you’ll see increases in valuations in particular on our RMBS and CMBS holdings to translate into higher book values. And secondly, additionally, should the credit performance of our holdings perform as expected and we hold our assets to maturity, higher book values will also result.

How does this changed environment affect our business going forward? Until now, a large portion of our earnings have been attributable to our investments in RMBS and CMBS and the utilization of CDOs to finance these assets. It’s been a very good portion of our business historically from an earnings point of view. We’ve got about 50 percent of our equity invested in these strategies, and that’s resulting in current unrealized returns of somewhere around 20 percent on invested equity. The CDO market is not there right now, and it’s unlikely that these returns on these assets are going to be replicated in the future, but in the meantime the ROEs from these business segments will slowly wind down as the assets mature.

Now, the yields on our RMBS holdings are expected to roll off over the next three years while the yields – our yields on our longer duration CMBS holdings are expected to run off over the next 10 years.

In terms of our business strategy again, as long as the debt and equity markets remain kind of inaccessible, managing the balance sheet between – and managing the balance between earnings, financings, liquidity and reinvestments is our priority.

Operating earnings will continue to be sound and are expected to continue to be healthy over the near term, but again, ongoing market value declines in our assets, that may force any further deleveraging that could occur could impact earnings here, again balanced off by the cost of some of our financing lines.

We do acknowledge that asset opportunities are plentiful out in the market, and as attractive as they have been ever, but we do require both an attractively priced asset as well as a term financing of those assets, and it’s that financing part of the equation that is challenging in this market right now. So as long as the credit markets are volatile and financing markets cut off, we really don’t foresee a lot of investment activity for the company over the near term.

When some form of equilibrium does return, we do plan to continue our strategy on investing in assets that generate long term sustainable cash flows that are funded with long term liabilities,

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

and we plan to continue with that business plan of deploying capital into the commercial real estate market strategies. For example, some of the activities that we have begun in 2007 with respect to investing in a number of triple net leased buildings and continue that theme into the future.

So let me turn the call over to Craig Laurie to review the financials, then we’ll come back for some Q&A.

Craig Laurie:
Thank you, Cliff and good morning everyone. In terms of the financial results for the fourth quarter of 2007, and as detailed in our press release, there continues to be two parts to the earnings story again this quarter.

First, there are the operating earnings for the portfolio, which continue to be strong, and then there were the non-cash impairments and derivative losses which have led to a net loss.

Focusing first on the portfolio earnings, operating earnings for the year ended December 31st, 2007 increased to $69.9 million, or $2.80 per share, compared to operating earnings of $49.5 million, or $2.40 per share, for the year ended December 31st, 2006.

The GAAP net loss for the year ended December 31st, 2007 totaled $345.9 million, or $13.86 per share.

The primary contributors to the net loss for 2007 were an $85 million realized and unrealized loss on derivatives, and non-cash impairment charges of $317.9 million, $213.9 million of which was recorded in the fourth quarter.

Specific to the fourth quarter, operating earnings for the quarter ended December 31st, 2007 were $17.9 million, or 72 cents per share, up from $16 million, or 64 cents per share, during the same quarter last year, but down from $20.2 million, or 81 cents per share, during the third quarter of 2007.

Our fourth quarter operating income continues to be strong but was negatively impacted by the reduction of our asset base due to our Agency MBS sales during the quarter – during the third and fourth quarters – and higher borrowing costs experienced in the fourth quarter.

The GAAP net loss for the quarter ended December 31st, 2007 totaled $250.4 million, or $10.10 per share. The primary contributors to the fourth quarter net loss were the non-cash impairment charge of $213.9 million, and $45.1 million of realized and unrealized losses on derivatives.

Of the total $213.9 million fourth quarter impairment charge, $24.6 million was attributed to the decline in projected deals related to changes in the company’s cash flow assumptions on the underlying assets, $188.2 million related to other than temporary declines in market values and are primarily the consequence of wider yield spreads affecting the market values of our securities, and $1.1 million is taken for unrealized losses against securities designated for possible sale.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Finally, the company also recorded a $4.5 million loan loss allowance on its real estate loans. We’re taking a very proactive approach in assessing any potential risk in the portfolio, and based on current market conditions, we feel that it’s prudent to record the allowance at this time.

During the quarter, the company had realized and unrealized losses on its derivatives of $45.1 million. Approximately [$]40 million of the derivative loss was attributable to a realized loss resulting from single name credit default swaps and credit default swaps on the overall CMBX Index.

We began the quarter with [$]245 million of notional exposure to credit default swaps and closed down [$]170 million of this exposure, including all of our long and short CMBX Index exposure, realizing a $40 million dollar [loss] during the quarter.

Subsequent to the year end, we closed out an additional $20 million of credit default exposure, realizing a $6.6 million dollar loss, of which [$]4.1 million was accrued in 2007.

In terms of changes to the balance sheet from the third to fourth quarter of 2007, total assets decreased by $442 million from the end of the third quarter of 2007 as the company focused on continuing to strengthen its balance sheet to selling lower yielding assets and deleveraging the balance sheet.

Specifically, approximately [$]190 million in assets were sold or repaid during the quarter, consisting of $130 million of Agency mortgage backed securities, our remaining $19 million of asset backed securities, $4 million in commercial mortgage backed securities, and $37 million in commercial real estate loans were repaid.

After the repayment of debt and other corporate needs, we ended the year with a cash balance of over $27 million.

Shifting to the right hand side of the balance sheet, total liabilities decreased by approximately $247 million from the end of the third quarter, with the decrease coming primarily from the repurchase agreements removed against the corresponding securities sold, and further deleveraging of the balance sheet.

Of the remaining debt on the balance sheet at December 31st, 95.2% of Crystal River’s debt, excluding Agency MBS financing, has been term financed through CDO debt, other term debt, and funding facilities, leaving only $47 million of non-Agency securities financed through repurchase agreements. This is down from $89 million at the end of the third quarter.

Turning to the equity base, our adjusted book value at December 31st, 2007 was $12.07 per share. Due to the general widening of yield spreads and the resulting market value adjustments to the carrying value of the company’s available for sale securities, GAAP common equity book value per share declined to $4.48 at December 31st, 2007. The majority of the assets with negative market value adjustments have been permanently financed in the company's two CDOs. This non-recourse CDO debt had approximately $187.6 million, or $7.59 per share, of positive

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

impact on adjusted book value when adjusted to its market value, as it will be in 2008 with the company’s adoption of SFAS 159.

Going forward, our GAAP book value for all material purposes would equal what we now refer to as adjusted book value after the implementation of SFAS 159. The initial adoption will have an additional transitory net reduction to equity of approximately $6.4 million, primarily related to the write-off of the deferred financing costs and the CDO issuances. As well, all unrealized gains and losses will be available for sale securities held within the company’s CDOs, the corresponding CDO liabilities and swaps previously designated as a hedge are going to be recorded directly into earnings.

That concludes my comments on the financial results. I’ll be happy to take any questions that you have at the end of the call.

Clifford Lai:
Thanks, Craig. Operator, we can now open it up to questions.

Operator:
Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press star one on your touch tone phone at this time. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star one for questions.

And we’ll go first to Lee Cooperman with Omega Advisors.

Lee Cooperman:
Thank you and good morning. I have two questions. The first one I’m going to ask you for help on, and the second I want to kind of express an opinion.

The value of a company’s book or equity is in part a function of what the equity earns and admittedly other factors. I don’t know what the best measure of your earnings are, but if I take the lower number that you reported, 72 cents, and multiply that by four, it’s a run rate of $2.88. If I arbitrarily say that the company today should be earning 15% on book for the book to real, that, working backwards, would imply an asset value of the company of, say, $19 a share.

If I start with the IPO price, which I think was [$]23 or [$]24, and the original private placement of [$]25, I take a 7 percent underwriting discount off of that, I take off of that approximately $50 million of realized losses since you’ve started the business as opposed to mark to market losses, that comes awfully close to $19 a share.

So my first question to you guys is how do you guys value or view the value of the equity? This would seem to me based upon the seeming continued ability to pay this dividend that the current stock price would be totally disconnected to the economic value of the business. I assume you must have had a similar view when you announced your repurchase program. Your stock is probably less than half of what it was when you announced the buyback. And that’s question number one, OK, and let me just get the second question out.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

And that is, I saw somewhere in Bloomberg, though I missed it in the release, that the manager has agreed to take his fee in stock and not cash, and my question to that is why? Is the manager looking to make a statement that he believes in us and is willing to take stock in lieu of cash, or are we doing it to conserve cash because in my opinion, I would rather pay the manager cash, take it out of the excess earnings of the company, and not issue stock at prices that are probably less than half of the underlying value of the business.

So those questions or some assistance on the first question, and kind of a declarative statement on the second one.

Clifford Lai:
Yes, Lee, hi, this is Cliff. On the second one, we thought we would take it in stock to – I thought it would be a positive signal to the shareholders in that we are aligning our interests, you know, along with them in taking our compensation back in stock, having a lot of initiative here and belief in the company to kind of drive that, you know, higher.

Lee Cooperman:
Not to interrupt you, but my opinion, let the manager buy stock in the open market basically. Let the manager reduce their fee given that the stock has been cut by two-thirds since the IPO, but giving the manager cheap stock in lieu of cash to me makes no sense. That’s not a way of expressing support.

Clifford Lai:
OK. I mean, noted. On the first topic, we’ve had this conversation about that. You’re right, the IPO was [$]23, the 144A was [$]19 [editor’s note – the 144A sale price was $25 per share]. If you take away realized losses and assume that there are no unexpected credit events that are occurring with the company, you get somewhere, you know, and hold everything to maturity, you get somewhere back around the, you know, high teens number that you described about.

The only caveat to that calculation is that with respect to the current dividend run rate, at some point, as I said, the higher yielding RMBS side of the portfolio does begin to run off over the next three years, and depending on if we’re able to reinvest those assets at the same yields we were able to initially, that may impact the dividend, you know, run rate number, you know, slightly. So that’s the only caveat on the calculation, but you’re right. I have no arguments at all on how you calculate your numbers, Lee.

Lee Cooperman:
Thank you.

Operator:
And once again, that is star one for questions. Star one for any questions at this time. We’ll go next to Jim Shanahan with Wachovia.

Jim Shanahan:
Yes, I have a general question about the adjusted book value and, you know, and FAS 159, specifically. What is the downside to adopting FAS 159, if any? Does it remove any future

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

financial flexibility? What happens when asset values recover? Do we assume that any recovery in structured products and asset values generally is recaptured on the equity side but reduces previous write-downs taken in liabilities, and how will the accounting work going forward?

Craig Laurie:
Sure, Jim. This is Craig. I mean, one thing I’d mention right off the bat, and I mentioned it in my notes is that our CDOs’ debt has been hedged, currently within 2007, hedged both on an economic basis and an accounting basis.

Going forward it will continue to be hedged on an economic basis, but for accounting purposes that hedge becomes ineffective, and so you don’t get – it’s not netted against the interest expense, so going forward we’ll continue to add it back within operating earnings, but you won’t see it within the net income interest expense, so that’s one point I would just mention.

In terms of pluses or minuses going forward, what I would say is that it should more accurately reflect the fair market value at the reporting date of the securities within the CDO and the CDO debt, and any movement should be in the net equity as opposed to really the bifurcation that you’re seeing right now where the asset values are moving but the liabilities aren’t, and so you should only see the net equity change, and that will go through income, and that’ll just depend on what direction that equity change goes.

Jim Shanahan:
OK, thank you. And my only follow-up, I was distracted and I heard you mention in your prepared remarks about the loss provision that was taken. Any more detail that can be provided there with the size of the loan, what is the estimated collateral value, what is your position in the capital sec, you know, what do you think the resolution of that is likely to be?

Clifford Lai:
On which assets?

Jim Shanahan:
The asset for which you provided the $4.5 million loss reserve.

Clifford Lai:
Oh, right. That was our – that is our condo project up in the northwest, so just a little update on that project.

It is – the large phase of that is completed, and recall there’s 70 units there, 49 have been sold [editor’s note – as of the date of this conference call, 47 units had been sold], and people are starting to move in, actually, so we’ve had people taking occupancy of that project, which is always good to have.

What remains is about ten town homes to be built there. As I recall, our basis in the loan is about $13 million dollars. We took a $4.5 million loss reserve on that. That’s based on NPVs, accounting-wise. We’re hoping to get that loss down to about $3 million based on everything we see, and that loss assumption assumes a 15% discount on the remaining units, and that is

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

something that in working with some of the real estate agents out there, we believe we can move the remaining units in the project out.

Jim Shanahan:
They can be moved at that 15% market discount?

Clifford Lai:
Right. And that’s where that loan loss reserve was valued at.

Jim Shanahan:
This was in Portland, right? It was a relatively high end project in an exclusive Portland neighborhood, isn’t that accurate?

Clifford Lai:
Yes.

Jim Shanahan:
OK. Thanks very much, guys.

Operator:
We’ll take our next question from John Mazanek with Wasatch Advisors.

John Mazanek:
Good morning. I was trying to get a better understanding of the asset values, given all the volatility in the market, and – you provided some commentary that was real helpful about – in terms of where the prices are today and how that assumes pretty high delinquency rates and high losses for an extended period of time.

But I was wondering if you could take maybe one of your whole loans or, you know, one of your CMBS investments and talk about two things; one, the yield on that investment when you first made it, and then the second thing would be the credit stats on that when you first made it, such as maybe the LTV and the interest coverage, and then compare that kind of to where it is today, just to provide some perspective.

Clifford Lai:
Sure, John, this is Cliff. I may answer it more generally. I mean, in the latest vintages, 2006, 2007 in particular – and it’s well publicized – you had a number of structured loans in a lot of these CMBS deals. You had IOs in there, you may have had IOs for anywhere from three years to 10 years, you may have debt service coverage ratios that on a pro forma basis came out to about 1.2 or 1.3, but were in place at about 0.9.

So I think now, in the new underwriting environment, although I’m not sure what the new underwriting environment is because there’s not a lot of underwriting going on, I think the market is trying to take away any IO type loans, any structured loans, any pro forma loans, and spreads, by the way, where 2006, 2007 vintage CMBSs were originated maybe around 125 over

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

LIBOR, now somewhere between 300 and 400 over LIBOR, so you’ve actually seen whole loan spreads for conduit loans widening somewhere between – sorry, 300 to 400 basis points.

Now, there’s some criticism about what the IO loans for the latest vintages, and again, that’s why I said if this market environment continues into the future, yes, those IO loans could potentially have issues in refinancing themselves. I’m a little bit comforted in the fact that they are IO loans, so that the borrowers that have those loans are probably going to be in them for awhile, and these loans will continue to perform.

The average LTVs just talking off the top of my head, and I can get at specific numbers for you from our CMBS team, John, is about LTV somewhere around in the low 70s for this vintage, and debt service coverage ratios on average somewhere around, depending on property type, you know, multi-families we’re being stretched into about one one, office property is about one two, and the older vintages, I would expect both of those to be expanded in this market back up to about one three to one four level, just as a guess, but again, it’s tough to see what the underwriting is in this market because there’s not a lot of that going on.

John Mazanek:
OK, that’s helpful. I was, I mean, I was wondering if you could take, you know, maybe take one of your whole loans that you’ve – that you talked about a little bit that, hey, we’ve marked these things down substantially, and if, you know, we think we’re going to have mark ups if, you know, because – assuming the prices – I mean, you’re basically saying we don’t think the prices are accurate today or they’re assuming very drastic or very tough conditions for an extended period of time, so I guess I’m trying to get a handle on, hey, if you originate a whole loan and it was yielding, you know, a couple hundred basis points over LIBOR and now you’ve marked that down, what would be the yield if somebody came and bought that from you today, for example?

Clifford Lai:
I see. A straight conduit whole loan, I’d say, would be down, let’s say, 300 basis points. That would be down about 20 points in value.  Seven duration, 300 basis points.

John Mazanek:
OK, thanks.

Operator:
We’ll go next to Rick Sherman with Oppenheimer.

Rick Sherman:
Hi. My question is more about your financial flexibility. Is there any part of your portfolio, in any shape or form that based on market conditions, dropping the value of anything, is there any triggers anywhere that requires you to immediately turn around and have to sell assets at the market or fireside from your lenders? Or is there any triggers on any part of your portfolio?

Clifford Lai:
Yes, so let’s talk about the two CDOs first. CDO II is triggerless, so there’s no triggers there that would unwind that one. CDO I, there are triggers that could divert cash flows, but right now

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

there’s about $80 million of downgrades and downgrades to the CCC level that we can take on that before cash flows are diverted. But, again, that wouldn’t trigger any asset sales. So the asset sale trigger is really kind of on margins on assets that we have financed in the reverse repurchase market.

And as I said, the reverse repurchase balance for our non-Agency MBS portfolio, which includes CMBS, is about $35 million. So if I got margin called there, I’d, you know, I’d have to come up with $35 million. And on our Agency MBS position, there’s about $1 billion worth of reverse repos on that portfolio, on the Agency MBS.

Rick Sherman:
Well, is it true that there has been a recent change on the haircuts on the Agency stuff? And what effect does that have on you?

Clifford Lai:
Yes, actually the haircuts on agencies have been moving up over the last couple of months, so back in, prior to August of ’07 they were at 3% generally across the board. In August, we saw a couple of people move up to 4 and 5%. I’d say the range of haircuts right now is between 4 and 5% generally in the market.

Rick Sherman:
What, if anything, does that do to you, especially what’s happened in the last few weeks and especially in the last few days? If that gets progressively worse, what, how fast does that, you know, affect you?

Clifford Lai:
It affects us generally at rollover date, and our rollovers for our Agency ARMs, our term for the repos, are anywhere from one to three months. So we do try and stagger them out. So usually at re-pricing date, they do increase the haircut at that point. And when they have in the past, we continue to, you know, post additional margin as a result. Worst case scenario, these are Agency MBS. They can be sold in the market to also meet those additional calls if we have to.

Rick Sherman:
I understand that, but the, one of the problems in the market right now is everybody is selling it into the blow, so you’d be taking what kind, you know, based on current prices, you know, there’s a pretty substantial loss that you’d have to take on what, in the past, you would never have to take a loss and would be considered totally liquid.

Clifford Lai:
Right. So, for example, yesterday I think Agency MBS widened out about 60 basis points – given the duration on our Agency MBS of about a year – sorry – a year and a half to 1.75 years, that’s about a $15 million move in value that, if everything re-priced at that time, that’s the change we would have to meet. So that’s the magnitude we’re looking at that there.

Rick Sherman:
OK, and one last question – that’s very helpful, thanks. Do you have any flexibility that, if you

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

wanted to lower your dividends in the future – not that I would want you to necessarily – but if you wanted to to simply either build more cash or build book, are you able to do that?

Clifford Lai:
Yes we do. I mean as a REIT we do have to pay out 90% of our dividend [editor’s note – the requirement is to pay out 90% of taxable REIT income], so that, you know, that, I think a minimum we’ve got to pay out 90%. And we have, in the past, been doing about 100%. So we have some flexibility there, yes.

Rick Sherman:
OK. Is there a reason now – with what’s going on? I’m only curious because I don’t know why, for example – you’re not, you know, alone in this, OK, with the valuations that are being given to most REITs right now, and the fact that your yield is up, at the current price is at 28%, is it prudent – in your mind going forward, I mean is it really going to create much of a haircut to the stock price if you actually took a more prudent stance of paying less, only the 90[%]?

Clifford Lai:
You’re right, probably not. I mean, you know, if you’ve looked at some of our earnings over the last couple of quarters, we’ve actually been earning in excess of the dividend, and that’s one of the reasons why we haven’t paid more than the current payout. You’re right, I don’t think we get much, if any credit at all, for increasing the dividend. We’ve probably got a lot of latitude there. But, again, that thinking is one of the reasons why we haven’t increased the dividend based on the earnings.

Rick Sherman:
OK. Yes, I don’t think it’s going to make a difference to an investor one way or another whether to buy your stock whether he’s getting 29[%] or he’s getting 26[%]. You know, I mean …

Clifford Lai:
We agree.

Rick Sherman:
OK.

Craig Laurie:
Rick, this is Craig. I’d also just add that, you know, obviously the board looks at a lot of different things, like we mentioned in the press release, including, you know, the operating results each quarter, economic conditions, capital requirements and other trends beyond the taxable income as well.

Rick Sherman:
Yes, I just think a better use of capital is either, in some ways, would be either to be to buy back stock or just let it, the additional money flow to, you know, bolstering people’s confidence in the balance sheet and being able to handle any liquidity crisis that comes along. So.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Craig Laurie:
We agree.

Rick Sherman:
Thanks a lot.

Operator:
We’ll go next to Klaus Von Stutterheim with Deutsche Bank.

Klaus Von Stutterheim:
You may have said this and I may have missed it, but can you tell me what the leverage ratio is and Carlyle came down because they were levered 30 times. Now I know you’re a lot less than that, but what is that number for you?

Clifford Lai:
So the overall leverage ratio on the portfolio is about seven to one if you take adjusted book values. There is a table in the press release that shows kind of the carrying values and the amount of repos we have on our Agency MBS. And that does not include margin cash, by the way, so we’re generally running – we generally, historically, have run it somewhere between 10 to 14 times. It’s up to about 18 times right now, but it’s not the 30 – I don’t know how Carlyle can get [3]0. I’d like to know.

Klaus Von Stutterheim:
OK, all right. That’s it. Thanks.

Operator:
We’ll go next to Ronald Redfield with Redfield, Blonsky and Company.

Ronald Redfield:
Hi, good morning. Would you, would you elaborate as much as possible about your partnership with the manager Brookfield Asset Management, and also would you discuss if there’s any cross-pollenization if you, if you invest in any of their debts or their deals, if you fund any of their, you know, ongoing efforts, refinancings and so forth? And, if you do, what is your allocation or total dollar value and percent of your assets that are related to Brookfield Asset Management.

Clifford Lai:
Sure, this is Cliff. Brookfield Asset Management has been a great sponsor for us. You know, they show us a lot of deal flow, information, have supplied us with a secured bank facility. So the current assets that are on the books that are attributable to their “deal flow” generally is we have an investment in what’s called the Brookfield Real Estate Investment Fund [editor’s note – the name of the fund is the Brookfield Real Estate Finance Fund], which is a B Note and mezz loan fund. It’s about $37 million or so on the books. It consists of primarily B Notes and mezz loans that’s pretty well funded up.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

The triple net properties that we have on the books, which is somewhere around $230 million or $240 million, all came from Brookfield. And we’ve had other assets on the books from time to time that we have originated with them. So it is a fair amount of activity going on between the companies. I would say from an allocation point of view, I think the good thing about Brookfield Asset Management generally is that Bruce Flatt there has really kind of identified which parts of those companies, which parts of those investment pools get what types of assets. So, for example, Brookfield Properties, you know, big, you know, Class A office properties in 24/7 type cities are kind of, you know, that’s where a lot of those assets go.

Crystal River is kind of the designated triple net type target for a lot of, for Brookfield Asset Management. And we’re able to participate in some of the Brookfield sponsored funds to the extent that they make sense for us.

Now I will say that, because there is that affiliate relationship there, that all of the affiliate transactions go through the independent board of directors and are valued that so everything is pretty much done on an arm’s length sort of basis.

Ronald Redfield:
Can you say if you – do you disclose that? I haven’t seen it. And just like what percentage of your fundings, let’s say, in the fourth quarter, or actually in the second half of 2007, were related to Brookfield Asset Management related and owned type situations?

Clifford Lai:
The only investment we made which was sourced jointly with Brookfield and ourselves in the second half of the year – and I’m just going off the top of my head here – was a triple net property that we purchased down in Texas for $26 million.

Ronald Redfield:
OK and it’s in theory – and this is purely in theory – I guess in, that they could always rely on you as some type of liquidity arm for Brookfield Asset Management. If one were to look at things skeptically, is that correct?

Clifford Lai:
I wouldn’t say rely at all. Again, we’re independent companies. So we have looked – I would say we have looked at more than what we have originated with them. So they’ve showed us a lot more product than what we’ve actually taken, either because it didn’t fit our profile, didn’t like it, you know, a number of reasons.

Ronald Redfield:
May I please ask one more question?

Clifford Lai:
Sure.

Ronald Redfield:
For the 2008 dividend, do you have any concerns, liquidity concerns because of REIT

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

requirements to distribute dividends and so forth and what your thoughts are on the dividend going forward in 2008?

Clifford Lai:
Yes, we don’t, and have not in the past, don’t comment on dividends going forward. But I will tell you that the board does take into account a number of factors. But we do understand that it is an important element to shareholders of the company. And, you know, generally it is our goal to continue to maintain a stable and predictable dividend. Having said that, like I said in my prepared comments, there are a number of things that are, that are working for and against the dividend.

For, meaning, you know, lower financing cost generally in our book, so lower interest rates on LIBOR helps generally. That will potentially offset some of the negative earnings pressure that we can get, that we may get from, you know, to the extent we have to de-leverage the balance sheet and/or mature some of the higher yielding investments that we made in the portfolio that are starting to mature. So those are all the factors that are coming in.

Ronald Redfield:
And, but no comment on the, you know, I guess in one sense you could, if you have net income and you’re required to pay it out, yet, at the same time, if you had liquidity concerns from, you know, the margin calls, if they continued over the mid-term and so forth. What – you know, I guess you’d have a situation there where required distribution of dividends yet liquidity doesn’t allow for such.

Clifford Lai:
Right. And, again, you know, I think, with respect to our liquidity, you know, we’re comfortable where were at right now. And we continue to make moves around the portfolio to manage that liquidity. You know, we’ve got marketable securities, we’ve got credit lines, unpledged collateral, cash, things like that. So, you know …

Ronald Redfield:
I guess what I’m getting at is it’s tough enough in your industry right now with just general market liquidity concerns. Add to that requirements of distributing dividends, that compounds it. Is that accurate, or no? Am I missing it?

Clifford Lai:
That’s all part of the balancing act that’s going on in the industry, yes.

Ronald Redfield:
OK, great guys, thank you very much.

Operator:
We’ll go next to Stuart Sperling.

Stuart Sperling:
I think my question was answered basically about the dividend. I’m a private investor and was

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

interested, obviously, in the dividend. And it looks like the market sort of likes what you’re saying because your stock is up about 20 percent already this morning. So …

Clifford Lai:
Good. I haven’t seen it yet.

Stuart Sperling:
Well, I have, and, of course, we all want that to happen. But my question was basically what the last gentlemen said about are you required and what happens if you have a liquidity problem and you’re required. And I think you answered it quite well. Appreciate it.

Operator:
We’ll go next to Tim Wengerd with Deutsche Bank.

Tim Wengerd:
Hi, good morning. A quick question, can you guys go over the unencumbered asset position? I know you mentioned it. Was it [$]90 million?

Clifford Lai:
[$]90 million market value as of year-end, yes.

Tim Wengerd:
OK, all right. And the other thing, as far as repayments going, have you seen, are there any sort of repayments – significant repayments in the portfolio so far in the quarter?

Clifford Lai:
On the asset side?

Tim Wengerd:
Yes.

Clifford Lai:
We’re continuing to get repayments on our (RMBS) positions because a lot of them, you know, some of them were 2/1 and 3/1 floating rate type papers, so we’re receiving cash from that. We’re also receiving pay downs, obviously, from our agency (MBS) position here as prepayments, at least last month, started to pick up. I’m not sure where prices are now. We’ll get those pay downs, but, yes, pay downs continue to occur on various portions of the portfolio. Obviously the (CMBS) stuff being term funded out … no prepayments – we don’t expect any for some time.

Tim Wengerd:
Right, right. OK, thank you. Thank you very much and congrats on a good quarter.

Operator:
We’ll go next to Amit Anand with Axial Capital.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Amit Anand:
Hi and good morning. I just have a few questions. One is just on REIT taxable income. I was wondering if you could tell us what the REIT taxable income was for the fourth quarter and whether, in the fourth quarter going forward, any of your realized losses will have any impact on REIT taxable income.

Craig Laurie:
Sure. Our, actually our REIT taxable income for the year ended December 31st was $2.60 [editor’s note – the REIT taxable income for the year was $2.59]. While this was below the $2.72 paid in dividends it included a one time adjustment made in the fourth quarter to tax amortization income.

Amit Anand:
Got it. And then what’s the right way to view cash flow, you know, for the company? Is it operating cash flow? And, if so, could you tell us what the operating cash flow was for the year?

Craig Laurie:
Operating earnings – it’s obviously a number of different metrics and a balance. Operating earnings is one metric. Unfortunately, as the securities have been impaired for accounting basis, that amortization ends up being greater than the actual kind of cash amortization, so that is a metric. I’m not sure that – does that answer your question?

Amit Anand:
Yes, and just, you know, if I were to look at – I know you haven’t filed your K yet, but on the cash flow statement, what would be the operating cash flow line item.

Craig Laurie:
I don’t have that with me, sorry.

Amit Anand:
That’s OK. I could follow up later. Just finally on the Agency portfolio, could you tell us at December 31st what the haircut was at which that portfolio was marked?

Clifford Lai:
I don’t have the exact numbers. I would venture an average of 4%.

Amit Anand:
4%?. Great. Thank you very much and good luck.

Clifford Lai:
OK.

Operator:
And we’ll take our next question from Martin Steinik with Brown Capital Management.

CRYSTAL RIVER CAPITAL
Moderator: (Clifford Lai)
03-07-08/8:00 a.m. CT
Confirmation # 8042806

Martin Steinik:
Hi, guys. Could you help me understand what Fitch is doing, the rating agencies are doing with CMBS and their criteria on B pieces in particular and how their actions, if any, could affect you?

Clifford Lai:
I’m not sure what they’re taking. I assume you’re talking about potential down grades or watch lists, things like that, or is it on the CDOs?

Martin Steinik:
Any actions, yes, on the CDOs, are there any triggers or is, you know, how do you look at what they’re doing?

Clifford Lai:
I think what happened in the last quarter – the quarters all mush together for us – but I’m – there was something about our CDO liabilities being put on watch list by one of the rating agencies. And that has no effect on us, by the way. You know, all our assets in our CDOs are non-recourse debt. The rating agencies can – hopefully they don’t – but they may downgrade them as much as they can. That produces no triggers for us at all.

Martin Steinik:
Thanks, that’s very helpful.

Clifford Lai:
Like I said – yes. So that, you know, that was one of the things – that was on the blogs – that was kind of disconcerting. I think that’s why we put out a brief press release on that.

Martin Steinik:
Thank you.

Operator:
And it appears that we have no further questions at this time. I’d like to thank everyone for joining today’s conference. This does conclude today’s call. You may now disconnect.

END